Exhibit 5.1
[Mayer, Brown, Rowe & Maw LLP letterhead]
October 12, 2006
Mayer, Brown, Rowe & Maw LLP
700 Louisiana Street
Suite 3400
Houston, Texas 77002-2730
Main Tel (713) 238-3000
Main Fax (713) 238-4888
www.mayerbrownrowe.com
Ferrellgas Partners, L.P.
7500 College Boulevard, Suite 1000
Overland Park, KS 66210
     Re:     Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Issuer”), in connection with the preparation of (i) the Issuer’s Registration Statement on Form S-3 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), related to the offering of up to $200,000,000 of common units representing limited partner interests of the Issuer pursuant to the Issuer’s direct purchase and distribution reinvestment plan (the “Units”) and (ii) the prospectus contained in the Registration Statement (the “Prospectus”).
     As special counsel to the Issuer, we have examined, reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Limited Partnership of the Issuer; (ii) the Fourth Amended and Restated Agreement of Limited Partnership of the Issuer, as amended to date; (iii) the Registration Statement; (iv) the Prospectus; (v) resolutions of the Board of Directors of the general partner of the Issuer (the “General Partner”) regarding, among other things, the Registration Statement, the Prospectus and the issuances of the common units and the registration rights agreement related thereto; and (vi) such other documents, faxes, certificates, instruments and records as we have deemed necessary, desirable or relevant for purposes hereof. We have also examined, reviewed and relied upon certificates of officers of the General Partner and faxes and certificates of public officials, as to certain matters of fact relating to this opinion, and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.
     In our examinations and investigations, we have assumed (i) the genuineness of all signatures on, and the authenticity of, all of the foregoing documents, faxes, certificates, instruments and records (collectively, the “Documents”) submitted to us as originals and the conformity to the original documents, faxes, certificates, instruments and records of all such Documents submitted to us as copies; (ii) the truthfulness of all statements of fact set forth in such Documents; (iii) the due authorization, execution and delivery by the parties thereto, other than the Issuer and the General Partner, of all Documents examined by us; and (iv) that, to the extent such Documents purport to constitute agreements of parties other than the Issuer and the General Partner, such Documents constitute valid, binding and enforceable obligations of such other parties.
     Based on the foregoing and subject to the limitations, conditions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, upon completion of the corporate action to be taken in connection with the authorization of the issuance of the applicable Units, and when duly delivered to the purchasers thereof against payment of the agreed consideration therefor, such Units will

Exhibit 5.1 – 1

be duly authorized, validly issued, fully paid and nonassessable (except as nonassessability may be affected by certain provisions of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”)).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus, including this opinion as an exhibit or otherwise.
     The foregoing opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein. The foregoing opinion is based on and is limited to the Delaware Act, the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the relevant Federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction or, without limiting the generality of the foregoing, the effect of the laws of any other jurisdiction.
     It is understood that this opinion is to be used only in connection with the offer and sale by the Issuer of the Units while the Registration Statement and the Prospectus are in effect. Other than as expressly stated above, we express no opinion on any issue relating to the Issuer or to any investment therein. We undertake no responsibility to update this opinion after the effective date of the Registration Statement and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.
Sincerely,
/s/ Mayer, Brown, Rowe & Maw LLP
MAYER, BROWN, ROWE & MAW LLP

Exhibit 5.1 – 2